UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2014

DRUG FREE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175525

Nevada	99-036511
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2308 Ocean Drive Manhattan Beach, CA 90266	(631) 740-7898
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In July 2014, the Company moved its operations to Manhattan Beach, CA. From that time until October, 2014 Company management and staff devoted most of their activities to implementing this relocation. In order to facilitate operation of our business from the greater Los Angeles area and all of California and the west coast, the Company in December, 2014 engaged the services of NOW CFO to act as our accountant. The Company is currently compiling and preparing our financial records for the period from May 31, 2013 to the present to be submitted to CFO Now in order to facilitate our audit for the fiscal year ended May 31, 2014 so that we may file our Annual Report on Form 10-K for that fiscal year and to file our Quarterly reports on Form 10-Q for the periods ended August 31, 2014 and November 30, 2014 as soon as possible.

In addition, on October 2, 2014 we retained Nicholas F. Coscia, Esq. as our corporate and securities counsel in furtherance of our plan to utilize CA based professional advisers henceforth.

From June 1, 2013 to the end of 2013, the Company produced educational videos for two addiction related emotional wellness programs. http://vimeo.com/ drugfreesolution.

From January 2014 to June 2014 the company continued to focus on supporting education for addiction programs as well as preparing 11 of the 17 community books for distribution. Also during this time we continued to develop the Community Mentor program app which we began testing in January 15, 2015.

From October 2014 to December 2014 the company focused on completing two new websites to support and drive sales teams www.livingbreathproject.com and www.drugfreesolution.com The company also completed the production of 49 emotional wellness programs, 49 emotional wellness cleanses and it’s Community Mentor Business Kits and Tools. On January 15, 2015 the company launched the Community Mentor sales program and has hosted two events showcasing its programs and roll out plans and has realized revenues of approximately $60,000 as a result of program and services sales deriving from such events and meetings.

While these revenues are not considered to be significant or quantitatively material, management believes that they demonstrate that there is a demand for the Company’s products and services. The company has scheduled events to showcase programs and services in various counties in California in the near future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2015

Drug Free Solution, Inc.

By:	/s/ Genie O’Malley
Genie O’Malley
Chief Executive Officer